UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/15/2008

Assurant, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31978

DE	39-1126612
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Chase Manhattan Plaza, 41st Floor
New York, New York 10005
(Address of principal executive offices, including zip code)

(212) 859-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed, Assurant, Inc. (the "Company") has announced that Jerome Atkinson, Executive Vice President and Chief Compliance Officer will be retiring from the Company on July 1, 2008.   Due to the early completion of the transition of his responsibilities, Mr. Atkinson has decided to retire as of June 16, 2008.

On May 15, 2008, the Compensation Committee of the Board of Directors (the "Compensation Committee") approved 1) the pro-rata vesting, upon Mr. Atkinson's retirement date, of his 2007 and 2008 restricted stock and stock appreciation rights awards granted under the Assurant, Inc. 2004 Long Term Incentive Plan and 2) the vesting of 90% of the benefit accrued through his retirement date under the Supplemental Executive Retirement Plan, as amended (the "SERP"). As a result, a total of 196 shares of restricted Assurant common stock and 14,825 stock appreciation rights will vest on Mr. Atkinson's retirement date. The Company will pay him a retirement benefit under the SERP of approximately $3.17 million six months following his retirement date in accordance with Section 409A of the Internal Revenue Code.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Assurant, Inc.

Date: May 19, 2008	By:	/s/ Raj B. Dave
Raj B. Dave
Vice President